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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Rancho Santa Fe National Bank:

   We consent to the inclusion in the Registration Statement of First Community Bancorp on Form S-4, of our report dated January 14, 2000, relating to the balance sheets as of December 31, 1999 and 1998, and the related statements of earnings, shareholders' equity and comprehensive income and cash flows of Rancho Santa Fe National Bank for each of the years in the three-year period ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus, which is part of such Registration Statement.

                                          /s/ KPMG LLP

San Diego, California

May 1, 2000